                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GALILEO CORPORATION
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              GALILEO CORPORATION
                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 22, 1998

     The Annual Meeting of Shareholders of Galileo Corporation will be held in the John Foster Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, at 10:00 a.m. on Thursday, January 22, 1998, for the following purposes:

     1.  To elect five directors of the Company.

     2. To vote on a proposed amendment to the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock available under the Plan from 550,000 to 750,000 shares.

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on November 28, 1997, will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By Order of the Board of Directors,



                                            JOSEF W. ROKUS
                                            Secretary

December 23, 1997

                              GALILEO CORPORATION
                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                            ------------------------

                                PROXY STATEMENT

       FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 22, 1998

                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Galileo Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on January 22, 1998 in the John Foster Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:00 a.m. and at any adjournments thereof. The Company will bear the cost of this solicitation of proxies, including, upon request, reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, employees of the Company may devote part of their time to the solicitation of proxies by telephone, facsimile or in person, but no additional compensation will be paid to them.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and for approval of the proposed amendment to the 1991 Stock Option Plan.

     On November 28, 1997, the Company had outstanding 6,874,705 shares of Common Stock, $.01 par value (the "Common Stock"), which is its only outstanding class of voting stock. Only shareholders of record at the close of business on November 28, 1997 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. A majority in interest of the outstanding Common Stock represented at the meeting in person or by proxy constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is December 23, 1997.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of November 28, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the directors and nominees for election as directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group:

                                                                         SHARES OF COMMON
                                                                        STOCK BENEFICIALLY
                                                                             OWNED(1)
                                                                        -------------------
          BENEFICIAL OWNER                                              SHARES      PERCENT
          ----------------                                              ------     -------
    Eaton Vance Management............................................  549,100(2)    8.0%
      24 Federal Street
      Boston, Massachusetts 02110
    Dimensional Fund Advisors Inc.....................................  491,500(2)    7.1%
      1299 Ocean Avenue
      Santa Monica, California 90401
    William T. Burgin.................................................   27,499(3)      *
    Allen E. Busching.................................................    8,000(4)      *
    Kenneth W. Draeger................................................    7,500(5)      *
    William T. Hanley.................................................   73,478(6)    1.1%
    Robert D. Happ....................................................    7,000(7)      *
    Gregory Riedel....................................................    6,722(8)      *
    Josef W. Rokus....................................................   22,248(9)      *
    All executive officers and directors as a group (7 persons).......  152,447(10)   2.2%

---------------

   * Indicates less than 1%

 (1) Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares listed in the table.

 (2) Based on information provided by the beneficial owner.

 (3) Includes 12,500 shares subject to options granted to Mr. Burgin under the 1996 Director Stock Option Plan.

 (4) Includes 7,500 shares subject to options granted to Mr. Busching under the 1996 Director Stock Option Plan.

 (5) All shares held by Mr. Draeger are subject to options granted to Mr. Draeger under the 1996 Director Stock Option Plan.

 (6) Includes 25,000 shares subject to options granted to Mr. Hanley under the 1981 Employee Stock Option Plan, 25,000 shares granted under the 1991 Employee Stock Option Plan and 2,478 shares owned by Mr. Hanley's spouse.

 (7) Includes 5,000 shares subject to options granted to Mr. Happ under the 1996 Director Stock Option Plan.

 (8) Includes 722 shares held by Mr. Riedel under the Employee Stock Purchase Plan and 1,000 shares owned by Mr. Riedel's children.

 (9) Includes 12,000 shares subject to options granted to Mr. Rokus under the 1981 Employee Stock Option Plan, 2,500 shares granted under the 1991 Employee Stock Option Plan and 2,948 shares held under the Employee Stock Purchase Plan.

(10) Includes 97,000 shares subject to options granted to officers and directors under the 1981 Employee Stock Option Plan, the 1991 Employee Stock Option Plan and the 1996 Director Stock Option Plan.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at five for the coming year. The persons named below have been nominated by the Board of Directors for election at the Annual Meeting as directors of the Company to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. Unless otherwise directed, the persons named in the proxy intend to vote for the election of these nominees, all of whom are members of the present Board of Directors. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

     The affirmative vote of the holders of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions have the effect of negative votes.

                                      BUSINESS EXPERIENCE DURING PAST FIVE             DIRECTOR
      NAME AND AGE                       YEARS AND OTHER DIRECTORSHIPS                  SINCE
      ------------                    ------------------------------------             --------
William T. Burgin........  General Partner of The Deer & Co. Partnerships which are      1979
  (54)                     the sole general partners of The Bessemer Venture
                           Partnerships, venture capital limited partnerships. Mr.
                           Burgin is also a director of Fort James Corporation,
                           formerly James River Corporation, a manufacturer of paper
                           products and a director/trustee of several mutual funds
                           managed by Scudder, Stevens & Clark, Inc.

Allen E. Busching........  Principal of B&B Capital, a venture capital firm. Mr.         1989
  (65)                     Busching is also a director of North Shore University
                           Hospital, Manhasset, NY.

Kenneth W. Draeger.......  Chairman and Chief Executive Officer, DecisionOne             1993
  (57)                     Holdings, Inc., formerly Decision Servcom, Inc., a
                           computer maintenance company.

William T. Hanley........  President and Chief Executive Officer of the Company. Mr.     1984
  (50)                     Hanley is also a director of Incom, Inc., a manufacturer
                           of fiberoptic products.

Robert D. Happ...........  Former regional managing partner of KPMG Peat Marwick LLP,    1995
  (57)                     a public accounting firm, from which he retired in 1994.
                           Mr. Happ is also a director of CAI Wireless Systems, Inc., an owner and operator of wireless cable TV systems.

     The Board of Directors held eleven meetings during the fiscal year ended September 30, 1997. Each director attended at least 75% of all meetings of the Board and all meetings of committees of the Board on which he served held during the last fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee and a Compensation Committee of the Board of Directors, each consisting of the four nonemployee directors. The Company does not have a nominating committee.

     The Audit Committee held two meetings during the fiscal year ended September 30, 1997. The Audit Committee meets periodically with management and the Company's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their audits. The Board of Directors, upon the Committee's recommendation, approves the extent of nonaudit services provided by the independent auditors, giving due consideration to the impact of such services on their independence.

     The Compensation Committee held four meetings during the fiscal year ended September 30, 1997.

DIRECTOR COMPENSATION

     Director Fees. During fiscal year 1997, the compensation of Board members (other than full-time employees of the Company) was $10,000 per year plus $1,500 per meeting attended ($250 for meetings attended by conference telephone). Members of the committees of the Board of Directors receive $1,000 to attend each committee meeting not held on the same day as a Board of Directors meeting.

     1996 Director Stock Option Plan. Under the 1996 Director Stock Option Plan (the "1996 Plan"), nonstatutory options to purchase 2,500 shares of the Company's Common Stock are granted to each nonemployee director on the director's election at each annual meeting of shareholders. Options become exercisable one year after grant or earlier upon the death or disability of the director and upon a change in control of the Company, as defined in the Plan. No option may be exercised more than one year after the director's termination as a director for any reason. The option exercise price is the fair market value of the Common Stock on the date of grant. The option exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price at the time of exercise, or a combination of cash and Common Stock.

     Pursuant to the 1996 Plan and a superseded prior plan, the Company's directors have been granted options to purchase the following number of shares at the indicated prices per share:

                                                        NUMBER       PRICE PER
                NAME                                   OF SHARES       SHARE
                ----                                   ---------     ---------
          William T. Burgin..........................    10,000       $ 9.0000
                                                          2,500        11.6250
                                                          2,500        25.7500

          Allen E. Busching..........................     5,000         8.5000
                                                          2,500        11.6250
                                                          2,500        25.7500

          Kenneth W. Draeger.........................     5,000         5.2500
                                                          2,500        11.6250
                                                          2,500        25.7500

          Robert D. Happ.............................     5,000         8.1875
                                                          2,500        11.6250
                                                          2,500        25.7500

     Indemnification Agreements. The Company has entered into an Indemnification Agreement with each director who is not an officer of the Company providing for indemnification by the Company for liabilities and expenses incurred by reason of service to or at the request of the Company in connection with any threatened or pending legal proceeding. The Indemnification Agreements, among other things, provide procedures and remedies applicable to the determination of the right to indemnification, particularly in the event of a change in control of the Company, as defined.

                             EXECUTIVE COMPENSATION

     The Compensation Committee Report on Executive Compensation set forth below describes the Company's compensation policies applicable to executive officers and the Committee's basis for Mr. Hanley's compensation as Chief Executive Officer for the fiscal year ended September 30, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which consists of the nonemployee directors, determines the compensation of all executive officers of the Company and administers the Company's Stock Option Plan, including the grant of stock options thereunder.

     The Committee reviews the compensation of all executive officers at least once a year. The Company's executive compensation contains the following three elements: base salary, bonus earned under the Company's

Variable Pay Plan and periodic stock option grants. In setting base salary compensation for executive officers, the Committee reviews publicly available executive compensation surveys of technology oriented manufacturing companies with annual sales comparable to those of the Company. In 1997, these surveys were "Executive Compensation Survey for Electronics, Software and Information Technology Companies" (American Electronics Association), "1997 Officer Compensation Report - The Executive Compensation Survey for Small to Medium-Sized Businesses" (Aspen Publishers, Inc.) and "Executive Compensation:
The Middle Market Survey" (Ernst & Young). Executive compensation information for the companies included in the Standard & Poor's Technology Sector Index shown in the Performance Graph below as a group is not available to the Company. The Committee considers making an adjustment to the base salary of each executive officer based upon the relationship of current compensation to the comparable compensation levels reported in the surveys and a subjective judgment on the officer's performance during the last year. In 1997, the compensation and benefits of the Chief Executive Officer and the other executive officers were at the lower end of the range of comparably sized companies in the surveys.

     In fiscal year 1997, the Committee increased Mr. Hanley's base salary from $180,000 to $220,000 and Mr. Rokus' base salary from $100,000 to $120,000 per year. In making these salary changes, the Committee took note of the fact that the base salaries of these officers had not been increased since 1990.

     The Variable Pay Plan for executive officers is part of a variable pay plan in effect for all of the Company's employees. Under this plan, executive officers are compensated based on the earnings per share results of the Company versus the earnings per share goal in the Company's Operating Plan for the fiscal year. Specifically, the Chief Executive Officer's variable pay bonus is determined by multiplying his base salary by the following two factors: first, his participation rate percentage, which was 50% of his base salary for 1997, and second, the pay-out percentage, which is determined by a formula specified in the Plan based on the Company's actual earnings per share versus the earnings per share in the Company's Operating Plan for fiscal year 1997. The participation rate times the pay-out percentage times base compensation equals the Variable Pay Plan bonus. For fiscal year 1997, because the Company did not meet the earnings per share objective contained in its 1997 Operating Plan, Mr. Hanley did not receive a variable pay bonus.

     In fiscal year 1997, the Committee granted stock options to purchase shares of Common Stock of the Company as follows: 60,000 shares to Mr. Hanley, 30,000 shares to Mr. Riedel and 10,000 shares to Mr. Rokus. In granting these stock options, the Committee took into account the level of the officers' base salaries and the number of stock options previously granted and currently held by the officers. The Company has no specific plan or formula for determining the frequency of grants or number of options granted. The Committee also revised the term of all employees' outstanding stock options, including those of the officers, from seven years to ten years. This change was made to preserve the incentive value of the outstanding options.

                                            By the Compensation Committee,

                                            William T. Burgin
                                            Allen E. Busching
                                            Kenneth W. Draeger
                                            Robert D. Happ

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1997:

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                ANNUAL COMPENSATION    ------------
                                                                        SECURITIES
                                                -------------------     UNDERLYING        ALL OTHER
              NAME AND                          SALARY       BONUS       OPTIONS       COMPENSATION(1)
         PRINCIPAL POSITION            YEAR       ($)         ($)          (#)               ($)
         ------------------            ----     -------     -------    ------------    ---------------
William T. Hanley....................  1997     189,252          --       60,000            14,130
  President and Chief Executive        1996     180,000     113,400       25,000            13,686
     Officer                           1995     183,462(2)   45,000       25,000            15,571


Gregory Riedel(3)....................  1997     118,285      17,000       30,000             2,700
  Vice President, Finance and
  Chief Financial Officer

Josef W. Rokus.......................  1997     104,619      18,000       10,000            13,821
  Vice President, Corporate            1996     100,000      37,800           --            12,051
     Development and Secretary         1995     101,923(2)   15,000        5,000            11,257

---------------

(1) All Other Compensation in 1997 includes Company matching funds under the Company's 401(k) Plan and Employee Stock Purchase Plan, vacation and paid absence allowance pay-outs and the Company portion of split dollar life insurance premiums as follows:

                                                                EMPLOYEE
                                                             STOCK PURCHASE   VACATION AND     LIFE
                                              401(k) PLAN         PLAN        PAID ABSENCE   INSURANCE
                    NAME OF                  CONTRIBUTIONS   CONTRIBUTIONS     ALLOWANCES    PREMIUMS
                    OFFICER                       ($)             ($)             ($)          ($)
                    -------                  -------------   --------------   ------------   --------
    William T. Hanley......................      4,075              --            4,154        5,901
    Gregory Riedel.........................      2,700              --               --           --
    Josef W. Rokus.........................      3,802             681            2,308        7,030

(2) The annual rates of compensation of Mr. Hanley and Mr. Rokus were unchanged from 1995 to 1996. The change in compensation shown was due to a change in payroll processing periods from monthly to biweekly.

(3) Mr. Riedel joined the Company on December 9, 1996.

                       OPTION GRANTS IN FISCAL YEAR 1997

     The following table sets forth certain information concerning options granted to executive officers of the Company in fiscal year 1997:


                                           INDIVIDUAL GRANTS
                            ------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                         % OF TOTAL                            AT ASSUMED ANNUAL RATES OF
                            SECURITIES    OPTIONS                               STOCK PRICE APPRECIATION
                            UNDERLYING   GRANTED TO   EXERCISE                     FOR OPTION TERM (2)
                             OPTIONS     EMPLOYEES     OR BASE                 ---------------------------
                             GRANTED     IN FISCAL      PRICE     EXPIRATION   0%      5%            10%
           NAME               (#)(1)     YEAR 1997    ($/SHARE)      DATE      ($)     ($)           ($)
           ----             ----------   ----------   ---------   ----------   ---   -------       -------
William T. Hanley.........    20,000         7.5%        5.750      07/17/07    0     72,400(3)    183,200(3)
                              40,000        15.0%       10.000      08/11/07    0    251,600(4)    637,600(4)

Gregory Riedel............    30,000        11.2%        7.250      03/10/07    0    136,800(5)    346,500(5)

Josef W. Rokus............    10,000         3.7%        5.750      07/17/07    0     36,200(6)     91,600(6)

---------------

(1) Grants were made as follows: Mr. Hanley: 20,000 shares on July 17, 1997 and 40,000 shares on August 11, 1997; Mr. Riedel: 30,000 shares on March 10, 1997; and Mr. Rokus: 10,000 shares on July 17, 1997. Options become exercisable as to 25% of the shares annually beginning one year after grant.

(2) Based upon the last trading price ($12.375) of the Company's Common Stock on September 30, 1997, the dollar amounts under these columns are the result of calculations at the 5% and 10% rates prescribed by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in the price of the Common Stock, which will benefit all shareholders proportionately.

(3) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $9.37 and $14.91, or 63% and 159% above the exercise price, respectively.

(4) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $16.29 and $25.94, or 63% and 159% above the exercise price, respectively.

(5) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $11.81 and $18.80, or 63% and 159% above the exercise price, respectively.

(6) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $9.37 and $14.91, or 63% and 159% above the exercise price, respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers in fiscal year 1997 and the value of the remaining options held by each such executive officer at year-end, measured using the last trading price ($12.375) of the Company's Common Stock on September 30, 1997:

                                                              NO. OF SECURITIES
                                                            UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED,
                                  SHARES                       OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                      FISCAL YEAR-END                 FISCAL YEAR-END
                                    ON        VALUE      ----------------------------    ----------------------------
                                 EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             NAME                  (#)         ($)           (#)             (#)             ($)             ($)
             ----                --------    --------    -----------    -------------    -----------    -------------
William T. Hanley.............    10,000      211,250       43,750          91,250         264,063         316,563
Gregory Riedel................        --           --           --          30,000              --         153,750
Josef W. Rokus................     8,000      159,500       14,500          12,500         106,313          76,563

                               PENSION PLAN TABLE

     The following table shows the estimated annual benefits payable under the Company's Pension Plan:

                                                YEARS OF SERVICE
                             -------------------------------------------------------
REMUNERATION                   15          20          25          30          35
------------                 -------     -------     -------     -------     -------
 $125,000 .................  $27,570     $36,760     $45,950     $52,200     $58,450
  150,000 .................   33,570      44,760      55,950      63,450      70,950
  175,000 .................   35,970      47,960      59,950      67,950      75,950
  200,000 .................   35,970      47,960      59,950      67,950      75,950
  225,000 .................   35,970      47,960      59,950      67,950      75,950
  250,000 .................   35,970      47,960      59,950      67,950      75,950
  300,000 .................   35,970      47,960      59,950      67,950      75,950
  400,000 .................   35,970      47,960      59,950      67,950      75,950
  450,000 .................   35,970      47,960      59,950      67,950      75,950
  500,000 .................   35,970      47,960      59,950      67,950      75,950

     All employees who joined the Company prior to January 1, 1995 and who work at least 1,000 hours per year are eligible for participation in the Company's Pension Plan. Upon retirement at age 65, the Pension Plan will pay an annual pension equal to the sum of (a) 1% of the employee's average total salary during the highest five consecutive years in his last ten years of service multiplied by credited years of service and (b) 6/10 of 1% of such average total compensation in excess of the employee's Social Security-covered compensation multiplied by credited years of service (up to a maximum of 25 years). Only base salary is covered by the Pension Plan. Years of service for the persons named in the Summary Compensation Table above and eligible for participation in the Pension Plan are as follows: Mr. Hanley, 15 and Mr. Rokus, 13.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended September 30, 1997, as compared with that of the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Technology Sector Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG GALILEO CORPORATION, THE NASDAQ STOCK MARKET (U.S) INDEX
                    AND THE S & P TECHNOLOGY SECTOR INDEX


                                 [LINE CHART]


                           9/92      9/93      9/94      9/95      9/96     9/97

GALILEO CORPORATION         100        73        49       109       360      180

NASDAQ STOCK MARKET (U.S.)  100       131       132       182       216      297

S&P TECHNOLOGY SECTOR       100       121       140       222       272      442

---------------

* Assumes $100 invested on September 30, 1992 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Technology Sector Index, with all dividends, if any, being reinvested.

   AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANTS UNDER THE
                             1991 STOCK OPTION PLAN

GENERAL

     The Company's 1991 Stock Option Plan (the "Plan") provides for the grant of incentive stock options ("ISOs"), non-qualified stock options and stock appreciation rights ("SARs") to key employees of the Company. In addition, non-qualified stock options and SARs may be granted to consultants to the Company. All employees and consultants capable of contributing significantly to the successful performance of the Company are eligible to participate.

     The Plan provides for issuance of a maximum of 550,000 shares of Common Stock. The number of shares issuable under the Plan is subject to adjustment for stock splits, stock dividends and other transactions affecting the Company's capital stock. If any award expires or is terminated unexercised, the shares which would otherwise have been issuable are again available for award under the Plan. The Plan is administered by a Committee of the Board of Directors (the "Committee"), comprised of at least three disinterested directors appointed by the Board. The Committee may delegate to one or more executive officers of the Company the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934. The Board of Directors may also administer the Plan. The exercise price of stock options and SARs may not be less than the fair market value of the underlying Common Stock on the date of grant.

     As of November 28, 1997, approximately 95 employees were eligible to participate in the Plan. The closing price of the Company's Common Stock as reported by the Nasdaq National Market System on November 28, 1997 was $11.00. As of November 28, 1997, options to purchase an aggregate of 578,600 of the Company's Common Stock had been granted under the Plan. Of the foregoing, options to purchase an aggregate of 175,000 shares of Common Stock had been granted to executive officers and options to purchase an aggregate of 403,600 shares of Common Stock had been granted to all other employees. After taking into account shares available as a result of expiration or termination of options granted under the Plan, 51,650 shares of Common Stock remain available for awards under the Plan. To date, no incentive stock options or stock appreciation rights have been granted under the Plan.

PROPOSED AMENDMENT TO THE PLAN

     The Board of Directors has voted, subject to approval of the shareholders, to adopt an amendment to the Plan which would increase the aggregate number of shares of Common Stock that may be subject to grants under the Plan from 550,000 to 750,000, subject to adjustment for stock splits, stock dividends and other transactions affecting the Company's capital stock. The Board of Directors believes that this increase is necessary so that the Company can continue to attract and retain qualified employees and provide an incentive for them to achieve long-term performance goals.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Generally, neither the grant nor the exercise of an ISO will result in taxable income to the optionee or a deduction to the Company. Unless the optionee disposes of such stock within two years after the grant of the option or within a year after its exercise (a "disqualifying disposition"), any gain or loss recognized on the disposition of stock will be a mid or long-term capital gain or loss depending upon the holding period of the shares. In that case, the Company will not be entitled to a deduction in either the year of the exercise or the year of the disposition. The exercise of an ISO may result in alternative minimum tax liability for the optionee unless there is a disqualifying disposition in the year of exercise.

     If an optionee acquiring stock upon the exercise of an ISO disposes of the stock in a disqualifying disposition, the difference between the fair market value of the stock at the date of exercise and the exercise price (or the difference between the net proceeds of sale and the exercise price if that is less) will be ordinary compensation income in the year of disposition. The Company will generally be entitled to a deduction at the time of such a disposition equal in amount to the amount of ordinary compensation income recognized by the optionee. Any further gain realized will be taxed as long, mid or short-term capital gain and will not result in any deduction by the Company.

     Non-qualified Stock Options. The grant of a non-qualified stock option under the 1991 Plan normally will not, under present federal income tax laws and regulations, result in taxable income to the optionee or a deduction to the Company. Upon the exercise of a non-qualified stock option, the optionee will recognize compensation income, and the Company will become entitled to a deduction, in the amount by which the market value of the stock at the time of exercise exceeds its exercise price. If the optionee thereafter sells such shares, the amount by which the net proceeds of sale exceed or are exceeded by the market value of such shares at the date of exercise will constitute a capital gain or loss, which will be long, mid or short-term depending upon the holding period of the shares.

     Stock Appreciation Rights. A grantee will not realize taxable income upon the grant of an SAR. On the exercise of an SAR, in general, (a) any cash received and the fair market value of any shares received will constitute ordinary income to the grantee at the time of exercise, and (b) the Company will be entitled to deduct such amount.

VOTES REQUIRED

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposed amendment to the Plan. For this purpose, abstentions will have the effect of negative votes, and broker non-votes will not be counted as present or represented.

     The Directors recommend a vote FOR this proposal.

                        INFORMATION CONCERNING AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young, LLP as auditors of the Company for the current year. Ernst & Young, LLP has served as the Company's auditors since its incorporation in 1973. No representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order for a shareholder proposal to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting, it must be received by the Company at Galileo Park, P.O. Box 550, Sturbridge, Massachusetts 01566,
Attention: Josef W. Rokus, Secretary, no later than August 13, 1998.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

December 23, 1997

                                                                      APPENDIX B

                                              AS AMENDED AT THE JANUARY 14, 1997

                                                  ANNUAL MEETING OF SHAREHOLDERS

                              GALILEO CORPORATION

                             1991 STOCK OPTION PLAN

SECTION 1.  PURPOSE

     The purpose of the Galileo Corporation 1991 Stock Option Plan (the "Plan") is to attract and retain key employees and consultants, to provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company.

SECTION 2.  DEFINITIONS

     "Affiliate" means any business entity in which the company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

     "Award" means any Option or Stock Appreciation Right awarded under the Plan.

     "Company" means Galileo Corporation.

     "Board" means the Board of Directors of the Company.

     "Code" means Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means a committee of not fewer than three members of the Board appointed by the Board to administer the Plan, each of whom is a "disinterested person" as defined in Rule 16b-3 under Section 16(b).

     "Common Stock" or "Stock" means the Common Stock of the Company.

     "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

     "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

     "Non-qualified Stock Option" means an option to purchase shares of Common Stock under Section 6 that is not intended to be an Incentive Stock Option.

     "Option" means an Incentive Stock Option or a Non-qualified Stock Option.

     "Participant" means a person selected by the Committee to receive an Award under the Plan.

     "Reporting Person" means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

     "Section 16(b)" means Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.

     "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

SECTION 3.  ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant.

     Subject to any disinterested administration requirements for exemptive relief under Section 16(b) with respect to Awards to Reporting Persons, the Board may also make Awards and exercise administrative authority under the Plan to the same extent as the Committee.

SECTION 4.  ELIGIBILITY

     All employees, and in the case of Awards other than Incentive Stock Options, consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than any person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

SECTION 5.  STOCK AVAILABLE FOR AWARDS

     (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 550,000 shares of Common Stock. If any Award in respect to shares of Common Stock expires or is terminated unexercised or is forfeited for any reason, the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, subject, in the case of Incentive Stock Options, to any limitation required under the Code, shall equitably adjust any or all of
(i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and
(iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

     (c) The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any fiscal year of the Company shall not exceed 100,000, subject to adjustment under subsection (b).

SECTION 6.  STOCK OPTIONS

     (a) Subject to the provision of the Plan, the Committee may award Incentive Stock Options and Non-qualified Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

     (b) The Committee shall establish the option price at the time each Option is awarded, which price shall be not less than 100% of the Fair Market Value of the Common Stock on the date of award.

     (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

     (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be in whole or part in cash or, to the extent permitted by the Committee at or after the award of an Option upon the delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

     (e) The Committee may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

SECTION 7.  STOCK APPRECIATION RIGHTS

     (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs shall have an exercise price of not less than 100% of the Fair Market Value of the Common Stock on the date of award, or in the case of SARs in tandem with Options, the exercise price of the related Option.

     (b) An SAR related to an Option that can only be exercised during limited periods following a change in control of the Company may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

SECTION 8.  GENERAL PROVISIONS APPLICABLE TO AWARDS

     (a) Reporting Person Limitations. Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under Section 16(b), any Option or SAR issued under the Plan to a Reporting Person shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

     (b) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

     (c) Committee Discretion. Each type of Award may be made alone or in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of Award or at any time thereafter.

     (d) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan.

     (e) Cash Awards. In the discretion of the Committee, any Award under the Plan may provide cash payments to the Participant in lieu of or in addition to an Award.

     (f) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian, or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

     (g) Change in Control. In order to preserve a Participant's right under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or
(v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

     (h) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the participant.

     (i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Non-qualified Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 9.  MISCELLANEOUS.

     (a) No Right To Employment. No persons shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

     (b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed or acquired under the Plan until he or she becomes the holder thereof.

     (c) Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective on October 23, 1991. Awards may be made before, but expressly subject to, such approval.

     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b).

     (e) Governing Law. The provisions of the Plan shall be governed and interpreted in accordance with the laws of Massachusetts.

                                  DETACH HERE                              GLO 2


                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              GALILEO CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS JANUARY 22, 1998

P        The undersigned hereby appoints William T. Hanley and Josef W. Rokus,
R    or either of them, with power of substitution in each, proxies to vote
O    all shares of Common Stock of the undersigned in Galileo Corporation at
X    the Annual Meeting of Shareholders to be held January 22, 1998, and any
Y adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.




                                                                    -----------
                                                                    SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SIDE
                                                                    -----------

                                   DETACH HERE                             GLO 2

[X] Please mark
    votes as in
    this example.

    Shares will be voted as specified by the shareholder. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR BOTH OF THE
    PROPOSALS BELOW. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.

    1. Proposal to elect Directors                             2. Proposal to increase the number of     FOR    AGAINST  ABSTAIN
       Nominees: William T. Burgin, Allen E. Busching,            shares available under the 1991 stock  [ ]      [ ]      [ ]
                 Kenneth W. Draeger, William T. Hanley,           Option Plan.
                 Robert D. Happ
                  FOR      WITHHELD
                  [ ]        [  ]

    [ ]
       --------------------------------------
       For all nominees except as noted above


                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT               [ ]


                                                               Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign. Thank you.




Signature:_____________________________ Date:________________  Signature:_____________________________ Date:________________